Exhibit 10.25

United Technologies Corporation
2018 Long-Term Incentive Plan
Performance Share Unit Award
Schedule of Terms (Rev. January 2019)

This Schedule of Terms describes the material features of the Participant’s Performance Share Unit Award (the “PSU Award” or the “Award”) granted under the United Tech-nologies Corporation 2018 Long-Term Incentive Plan (the “LTIP”), subject to this Schedule of Terms, the Award Agreement and the terms and conditions set forth in the LTIP. The LTIP Prospectus contains further information about the LTIP and this Award and is available on the Company’s internal employee website and at www.ubs.com/onesource/UTX.
Certain Definitions

A Performance Share Unit (a “PSU”) represents the right to receive one share of Common Stock of United Technologies Corporation (the “Common Stock”) (or a cash payment equal to the Fair Market Value thereof). PSUs generally vest and are converted into shares of Common Stock if, and to the extent, the associated pre-established performance targets are achieved and the Participant remains employed by the Company through the end of the applicable performance measurement period (see “Vesting” below), or upon an earlier Termination of Service under limited circumstances that result in accelerated vesting (see “Termination of Service” below). “Company” means United Technologies Corporation (the “Corporation”), together with its subsidiaries, divisions and affiliates. “Termination Date” means the date a Participant’s employment ends, or, if different, the date a Participant ceases providing services to the Company as an employee, consultant, or in any other capacity. For the avoidance of doubt, absences from employment by reason of notice periods, garden leaves, or similar paid leaves associated with a Termination of Service shall not be recognized as service in determining the Termination Date. All references to termination of employment in this Schedule of Terms will be deemed to refer to “Termination of Service” as defined in the LTIP. “Committee” means the Compensation Committee of the Board. Capitalized terms not otherwise defined in this Schedule of Terms have the same meaning as defined in the LTIP.

Acknowledgement and Acceptance of Award
The number of PSUs awarded is set forth in the Award Agreement. An LTIP Award recipient (a “Participant”) must affirmatively acknowledge and accept the terms and conditions of the PSU Award within 150 days following the Grant Date. A failure to acknowledge and accept the PSU Award within such 150-day period will result in forfeiture of the PSU Award, effective as of the 150th day following the Grant Date.
Participants must acknowledge and accept the terms and conditions of this PSU Award electronically via the UBS One Source website at www.ubs.com/onesource/UTX. Participants based in certain countries may be required to acknowledge and accept the terms and conditions of this PSU Award by signing and returning the designated hard copy portion of the Award Agreement to the Stock Plan Administrator. These countries currently include Russia, Turkey, Hungary, Slovenia, and Ukraine.
Vesting
PSU Awards will vest in accordance with the schedule set forth in the Award Agreement, subject to performance relative to pre-established Performance Goals, and the Participant’s continued employment with the Company through the applicable performance measurement period. Potential Performance Goals are provided in the LTIP. PSU Awards may be subject to multiple Performance Goals. The Award Agreement will specify the applicable Performance Goals, performance period, vesting date, minimum performance required for vesting, range of vesting and relative weighting for each Performance Goal.
2019 Performance Goals include: (i) diluted earnings per share growth (“EPS Growth”); (ii) total shareowner return (“TSR”) relative to the companies within the S&P 500 index; and (iii) return on invested capital (“ROIC”).
EPS is net income from continuing operations divided by average diluted shares outstanding, subject to adjustments for restructuring, non-recurring and other significant, defined non-operational items. The Committee may adjust the EPS calculation (positively or negatively) to exclude the impact of certain items unrelated to operational performance. Such adjustment may be made when necessary to maintain the validity of the Performance Goal, as originally established. The 2019 PSU, will include three EPS Growth goals which will be measured annually; however, awards will not vest until the completion of the 3-year performance period.
TSR is the percentage change in share price over the cumulative three-year performance period (plus reinvested dividends). TSR is calculated using the trailing 60-day average share price prior to and at the end of the 3-year period as calculated by Standard & Poor’s. Relative TSR is the rank of UTC’s 3-year TSR versus the companies within the S&P 500 Index at the beginning of the 3-year performance period. If Relative TSR is negative for the 3-year performance period, the TSR payout percentage may not exceed 100% of target, even if relative performance exceeds the target-level Performance Goal.
ROIC is the ratio of net operating profit after tax (“NOPAT”) to Invested Capital. NOPAT excludes non-controlling interest, non-service pension, acquisitions and divestiture earnings, one-timers, restructuring, material one-time tax charges and the impact of foreign exchange fluctuations. Invested Capital excludes accumulated other comprehensive income, cash and equivalents, acquisition and divestiture borrowings, short-term borrowings and material one-time tax charges. ROIC will be measured on an average quarterly basis over the 3-year performance period of the Award. ROIC is based on continuing operations and subject to adjustment for the impact of restructuring charges and other significant non-operational, and non-recurring items when necessary to maintain the validity of the Performance Goal, as originally established.
PSUs will be forfeited in the event of Termination of Service prior to the vesting date except in certain earlier terminations involving Retirement, Involuntary Termination, Disability, Change-in-Control

Termination or Death (see “Termination of Service” below).
PSUs may also be forfeited and value realized from previously vested PSUs may be recouped by the Company under certain circumstances (see “Forfeiture of Award and Repayment of Realized Gains” below).
No Shareowner Rights
A PSU is the right to receive a share of Common Stock in the future (or a cash payment equal to the Fair Market Value), subject to continued employment, achievement of performance targets, and certain other conditions. The holder of a PSU has no voting, dividend or other rights accorded to owners of Common Stock unless and until PSUs are converted into shares of Common Stock.
Payment / Conversion of PSUs
Vested PSUs will be converted into shares of Common Stock to be delivered to the Participant as soon as administratively practicable following, when the Committee determines if, and to what extent, PSUs have vested as a result of the achievement of Performance Goals. If Performance Goals are not met, the PSUs that do not vest will be cancelled without value. PSUs may be paid in cash if the Committee so determines, including where local law restricts the distribution of Common Stock.
Termination of Service
The treatment of PSUs upon Termination of Service depends upon the reason for termination, as detailed in the following sections. PSUs held for less than one year as of the Termination Date will be forfeited, except in the event of Death, Disability, or Change-in-Control Termination, as discussed below.
Retirement. If the Participant’s termination results from Retirement, unvested PSUs held for at least one year as of the Termination Date will remain outstanding and, if and to the extent the Committee determines that Performance Goals have been achieved, will vest and convert into shares of Common Stock (or cash) to be delivered to the Participant as soon as administratively practicable thereafter. For this purpose, Retirement means either a Normal Retirement or Early Retirement as defined below:

•	“Normal Retirement” means retirement on or after age 65;

•	“Early Retirement” means retirement on or after:

◦	Age 55 with 10 or more years of continuous service as of the Termination Date; or

◦
Age 50, but before age 55, and the Participant’s age and continuous service as of the Termination Date adds up to 65 or more (“Rule of 65”), and provided that the Company consents to the Participant’s early retirement.

A Participant will not receive Retirement treatment with respect to any Award in the event of involuntary termination by the Company for Cause.
Service used to determine eligibility for Normal or Early Retirement means “Continuous Service” as determined under the UTC Employee Retirement Plan. The calculation to determine Early Retirement will include partial years, rounded down to the nearest full month.
Involuntary Termination for Cause. If the Participant’s termination results from an involuntary termination by the Company for Cause (as defined in the LTIP), unvested PSUs will be forfeited as of the Termination Date regardless of the Participant’s Retirement eligibility. In addition, value realized from previously vested PSUs is subject to repayment in the event of termination for Cause or certain other occurrences (see “Forfeiture of Award and Repayment of Realized Gains” below).

Involuntary Termination. If the Participant’s termination results from an involuntary termination by the Company for reasons other than Cause, unvested PSUs held for at least one year as of the Termination Date will receive pro-rata vesting treatment, subject to the Participant providing the Company with a release of claims against the Company in a form and manner satisfactory to the Company. The pro-rata vesting of a PSU Award held for at least one year will be based on the number of months worked during the vesting period, including partial months, relative to the full vesting period. The pro-rata PSUs will remain outstanding and eligible to vest per the terms of the Award. PSUs not deemed eligible to vest under this pro-rata vesting formula will be forfeited as of the Termination Date. Absences from employment because of notice periods, garden leaves, or similar paid leaves associated with a Termination of Service will not be recognized as service in determining the pro-rata vesting percentage.

Pro-rata vesting eligibility will occur for involuntary terminations resulting from workforce reductions, location closings, restructurings, layoffs or similar events, as determined by the Committee.

Retirement eligible Participants will be eligible to vest in accordance with the Retirement provisions set forth above. Change-in-Control Terminations are subject to vesting treatment as set forth in the Change-in-Control provisions below. A Participant who is involuntarily terminated for Cause is not eligible for pro-rata vesting of Awards.

Voluntary Termination. A Participant who voluntarily terminates employment (other than for Retirement or a Change-in-Control Termination) is not entitled to pro-rata vesting and will forfeit all unvested PSUs.
Disability. If a Participant incurs a Disability (as defined in the LTIP), unvested PSUs will not be forfeited while a Participant remains disabled under a Company-sponsored long-term disability plan. Unvested PSUs will remain eligible to vest on the earlier of (1) the vesting date specified in the Award Agreement; or (2) 29 months following the date a Participant incurs a Disability.
Death. If a Participant dies while actively employed by the Company, or on Disability, all PSUs will vest as of the date of death and be converted (at target performance) to shares of Common Stock to be delivered to the Participant’s estate, net of taxes (where applicable), as soon as administratively practicable.
Rehire. If the Company rehires a Participant within 90 days following the Termination Date, unvested PSUs that were forfeited and cancelled because of such termi-nation will be reinstated. If the Company rehires a Participant after 90 days following the Termination Date, the PSUs will remain forfeited and cancelled.
Change-in-Control Termination. If a Participant’s termination results from an involuntary termination by the Company for reasons other than for Cause, or due to the Participant’s voluntary termination for “Good Reason”, in each case, within 24 months following a Change-in-Control in accordance with Section 10(d) of the LTIP (such Termination of Service, a “CIC Termination”), then all unvested PSUs will vest at the greater of: (1) the applicable target level as of the Termination Date; or (2) the level of achievement as determined by the Committee not later than the date of the Change-in-Control, taking into account performance through the latest date preceding the Change-in-Control as to which performance can, as a practical matter be determined (but not later than the end of the applicable performance period) and be converted into shares of Common Stock (or cash) to be delivered to the Participant as soon as administratively practicable after the Termination Date, subject to the six-month delay noted below under “Specified Employees,” if applicable.

Specified Employees. If a Participant is a “specified employee” within the meaning of Section 409A of the Code (i.e., generally the fifty highest paid employees, as determined by the Company) at the time of the Participant’s Termination of Service, and PSUs are accelerated and will vest by reason of such Participant’s Termination of Service (e.g., Change-in-Control Termination), then, to the extent necessary to avoid the application of any additional tax or penalty under IRC Section 409A and consistent with the terms of the Plan, PSUs will be held in the Participant’s UBS account and will vest on the first day of the seventh month following the Participant’s Termination Date. Upon vest, PSUs will convert into an equal number of shares of Common Stock (or cash). The value of the PSUs will be determined as of the vest date.
Forfeiture of Award and Repayment of Realized Gains
PSUs will be immediately for-feited and a Participant will be obligated to repay to the Company the value realized from previously vested PSUs upon the occurrence of any of the following events:

(i)	Termination for Cause (as defined in the LTIP);

(ii)
The Committee determines that Award vesting was based on incorrect performance measurement calculations. In such event, vesting (and recoupment, if applicable) will be adjusted consistent with the actual corrected results;

(iii)
A determination that the Participant engaged in conduct that could have constituted the basis for a Termination for Cause, including determinations made within three years following the Termination Date;

(iv)	Within twenty-four months following a Participant’s Termination Date, the Participant:

(A)	Solicits a Company employee, or individual who had been a Company employee within the previous three months, for an opportunity outside of the Company; or

(B)	Publicly disparages the Company, its employees, directors, products, or otherwise makes a public statement that is materially detrimental to the interests of the Company or such individuals; or

(v)
At any time during the twelve-month period following a Participant’s Termination Date: (i) the Participant becomes employed by, consults for, or otherwise renders services to any business entity or person engaged in activities that compete with the Corporation or the business unit that employed the Participant; or (ii) that is a material customer of or a material supplier to the Corporation or the business unit that employed the Participant, unless, in either case, the Participant has first obtained the consent of the Chief Human Resources Officer or her or his delegate. This restriction applies to competitors, customers, and suppliers of each business unit that employed the Participant within the two-year period prior to the Termination Date. The determination of status of competitors, customers, and suppliers will be made by the Chief Human Resources Officer (or her or his delegate) in her or his sole discretion.

The Participant agrees that the foregoing restrictions are reasonable and that the value of the LTIP awards is reasonable consideration for accepting such restrictions and forfeiture contingencies. However, if any portion of this section is held by competent authority to be unenforceable, this section shall be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect. The Participant acknowledges that this Award shall constitute compensation in satisfaction of these covenants. Further details concerning the forfeiture of awards and the obligation to repay gains realized from LTIP awards are set forth in Section 14(i) of the LTIP, which can be located at www.ubs.com/onesource/UTX.
Adjustments
If the Corporation engages in a transaction affecting its capital structure, such as a merger, distribution of a special dividend, spin-off of a business unit, stock split, subdivision or consolidation of shares of

Common Stock, or other events affecting the value of Common Stock, PSU Awards may be adjusted as determined by the Committee, in its sole discretion.
Further information concerning capital adjustments is set forth in Section 3(e) of the LTIP, which can be located at www.ubs.com/onesource/UTX.
Change-in-Control
In the event of a Change-in-Control or restructuring of the Company, the Committee may, in its sole discretion, take certain actions with respect to out-standing Awards to assure fair and equitable treatment of LTIP Participants. Such actions may include the acceleration of vesting, canceling an outstanding Award in exchange for its equiv-alent cash value (as determined by the Committee), or providing for other adjustments or modifications to outstanding Awards or Performance Goals, as the Committee may deem appropriate. Further details concerning Change-in-Control are set forth in Section 10 of the LTIP, which can be located at www.ubs.com/onesource/UTX.

Awards Not to Affect Certain Transactions

PSU Awards do not in any way affect the right of the Corporation or its shareowners to effect: (a) any adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital or business structure; (b) any merger or consolidation of the Corporation; (c) any issue of bonds, debentures, shares of stock preferred to, or otherwise affecting the Common Stock of the Corporation or the rights of the holders of such Common Stock; (d) the dissolution or liquidation of the Corporation; (e) any sale or transfer of all or any part of its assets or business; or (f) any other corpo-rate act or proceeding.

Taxes / Withholding

The Participant is responsible for all income taxes, social insurance contributions, payroll taxes, payment on account or other tax-related items attributable to any Award (“Tax-Related Items”). The Fair Market Value of Common Stock on the New York Stock Exchange on the date the taxable event occurs will be used to calculate taxable income realized from the PSUs. The provisions of Section 14(d) (Required Taxes) of the LTIP apply to this Award; provided that, if the Participant is an individual covered under Section 16 of the Securities Exchange Act of 1934, as amended, at the time that a taxable event occurs, then the Company’s withholding obligations with respect to such taxable event will be satisfied by the Company withholding shares of Common Stock subject to the PSU Award having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes (calculated using the minimum statutory withholding rate, except as otherwise approved by the Committee). The Company shall have the right to deduct directly from any payment or delivery of shares due to a Participant or from Participant’s regular compensation to effect compliance with all Tax-Related Items, including withholding and reporting with respect to the vesting of any PSU. Acceptance of an Award constitutes affirmative consent by Participant to such reporting and withholding. The Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company. Further, if the Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In those countries where there is no withholding on account of such Tax-Related Items, Participants must pay the appro-priate taxes as required by any country where they are subject to tax. In those instances where Company is required to calculate and remit withholding on Tax-Related Items after shares have already been delivered, the Participant shall pay the Company any amount of Tax-Related Items that the Company is required to pay. The Company may refuse to distribute an Award if the Participant fails to comply with his or her obligations in connection with Tax-Related Items.
Important information about the U.S. Federal income tax consequences of LTIP Awards can be found in the LTIP Prospectus at www.ubs.comonesource/UTX.

Deferral of Gain (U.S. based executives)
A Participant who is qualified to participate in the UTC LTIP PSU Deferral Plan may irrevocably elect to defer the conversion of vested PSUs into shares of Common Stock to a date that is at least five years after the scheduled vesting date. The election to defer the conversion of shares must be made no later than the end of the second year of the performance measurement period, or such earlier date as may be specified by the Committee. Vested PSUs subject to a deferral election will be converted to unfunded deferred share units that will convert into shares of Common Stock on the distribution date as specified in the deferral election and the LTIP PSU Deferral Plan. Deferred share units will be credited with dividend equivalents. Under U.S. income tax law, a Participant will generally not be taxed until the resulting deferred share units are converted to shares of Common Stock and distributed. Deferred share units will not be funded by the Company. In this regard, a Participant’s rights to deferred share units are those of a general unsecured creditor of the Company. Details of the deferral of PSUs into deferred share units will be provided with the election materials. The opportunity to make such an election is subject to changes in Federal tax law. The Committee reserves the right to discontinue offering PSU deferral elections at any time for any reason it deems appropriate in its sole discretion.
Nonassignability
Unless otherwise approved by the Committee or its delegate, no assignment or transfer of any right or interest of a Participant in any PSU Award, whether voluntary or involuntary, by operation of law or otherwise, is permitted except by: (i) will or the laws of descent and distribution; or (ii) certain intra-family transfers or transfers pursuant to qualified domestic relations orders subject to procedures and requirements established by the Committee and compliance with SEC rules. Any other attempt to assign such rights or interest shall be void and without force or effect.
Nature of Payments
All Awards made pursuant to the LTIP are in consideration of services performed for the Company. Any gains realized pursuant to such Awards constitute a special incentive payment to the Participant and will not be taken into account as compensation for purposes of any of the employee benefit plans of the Company. Awards are made at the discretion of the Committee. Receipt of a current Award does not guarantee receipt of a future Award.
Right of Discharge Reserved
Nothing in the LTIP or in any PSU Award shall confer upon any Participant the right to continued employment or service for any period of time, or affect any right that the Company may have to terminate the employment of any Participant at any time for any reason.
Administration
The Board of Directors of UTC has delegated the administration and interpretation of the awards granted pursuant to the LTIP to the Compensation Committee. The Committee establishes such procedures, as it deems necessary and appropriate to administer Awards in a manner that is consistent with the terms of the LTIP. The Committee has, consistent with its charter and subject to certain limitations, delegated to the Chief Executive Officer and the Chief Human Resources Officer (and to such subordinates as he or she may further delegate) the authority to grant, administer, and interpret Awards, provided that, such delegation will not apply with respect to employees of the Company who are covered under Section 16 of the Securities Exchange Act of 1934, as amended, and to members of the Company’s Executive Leadership Group. Awards to these individuals will be granted, administered, and interpreted exclusively by the Committee. The Committee’s decision or that of its delegate on any matter related to an Award shall be binding, final, and conclusive on all parties in interest.

Data Privacy
The Corporation maintains electronic records for the purpose of administering the LTIP and individual Awards. In the normal course of plan administration, electronic data may be transferred to different sites within the Company and to outside service providers. Acceptance of an Award constitutes consent by the Participant to the collection, use, processing, transmission and holding of personal data, in electronic or other form, as required for the implementation, administration, and management of this Award and the LTIP by the Company or its third party administrators within or outside the country in which the Participant resides or works. All such collection, use, processing, transmission and holding of data will comply with applicable privacy protection requirements. If you do not want to have your personal data shared, you may choose to not accept this Award.
Company Compliance Policies
Award Recipients must comply with the Company’s Code of Ethics and Corporate Policies and Procedures. Violations can result in the forfeiture of Awards and the obligation to repay previous gains realized from LTIP Awards. The UTC Code of Ethics and Corporate Policy Manual are available online on the Company’s internal home page.
Interpretations
This Schedule of Terms provides a summary of terms applicable to the PSU Award. This Schedule of Terms and each Award Agreement are subject in all respects to the terms of the LTIP, which can be located at www.ubs.com/onesource/UTX. In the event that any provision of this Schedule of Terms or any Award Agreement is inconsistent with the terms of the LTIP, the terms of the LTIP shall govern. Capitalized terms used but not otherwise defined herein shall have the meanings as defined in the LTIP. Any question concerning administration or interpretation arising under the Schedule of Terms or any Award Agreement will be determined by the Committee or its delegates, and such determination shall be final, binding, and conclusive upon all parties in interest. If this Schedule of Terms or any other document related to this Award is translated into a language other than English and a conflict arises between the English and translated version, the English version will control.
Governing Law
The LTIP, this Schedule of Terms and the Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
Additional Information
Questions concerning the LTIP or Awards and requests for LTIP documents can be directed to:

Stock Plan Administrator
stockoptionplans@utc.com

OR

United Technologies Corporation
Attn: Stock Plan Administrator
4 Farm Springs Road
Farmington, CT 06032

The Corporation and / or its approved Stock Plan Administrator will send any Award-related communications to the Participant’s email address or physical address on record. It is the responsibility of the Participant to ensure that both the e-mail and physical address on record are up-to-date and accurate at all times to ensure delivery of Award-related communications.